EXHIBIT 5.1

             [Kaye, Scholer, Fierman, Hays & Handler, LLP Letterhead]

                                                                  (212) 836-8000

                                                       September 30, 1998

ImClone Systems Incorporated
180 Varick Street
New York, New York 10014

Ladies and Gentlemen:

      We have acted as special counsel to ImClone Systems Incorporated, a Delaware corporation (the "Company"), in connection with the Company's registration statement on Form S-8 (the "Registration Statement") to be filed pursuant to the Securities Act of 1933, as amended. The Registration Statement relates to (i) an aggregate of 1,000,000 shares of the Company's Common Stock, par value $.001 per share (the "Common Stock"), which may be issued upon the exercise of stock options to be granted pursuant to the ImClone Systems Incorporated 1998 Non-Qualified Stock Option Plan (the "Option Plan"), (ii) an aggregate of 500,000 shares of Common Stock which may be issued upon the exercise of stock options to be granted pursuant to the ImClone Systems
Incorporated 1998 Employee Stock Purchase Plan (the "Purchase Plan") and (iii) an aggregate of 60,000 shares of Common Stock which may be issued upon the exercise of stock options granted to Mr. Ron Martell pursuant to that certain Non-Qualified Stock Option Agreement, dated as of September 1, 1998, between Mr. Martell and the Company (the "Martell Option Agreement").

      In that connection, we have reviewed the Company's certificate of incorporation, as amended, its by-laws, resolutions adopted by its Board of Directors and its stockholders, the Registration Statement, the Option Plan, the Purchase Plan, the Martell Option Agreement, and such other documents and proceedings as we have deemed appropriate.

      On the basis of such review, and having regard to legal considerations that we deem relevant, we are of the opinion that the shares of Common Stock to be offered pursuant to the Registration Statement have been duly authorized and, when issued in accordance with the terms set forth in the Option Plan or the Purchase Plan or the Martell Option Agreement, as applicable, will be validly issued, fully paid and nonassessable.

      Our opinion set forth above is based as to matters of law solely on applicable provisions of the General Corporation Law of the State of Delaware, and we express no opinion as to any other laws, statutes, ordinances, rules or regulations.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this opinion, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission.

                                 Very truly yours,

                                /S/  Kaye, Scholer, Fierman, Hays & Handler, LLP
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                                     Kaye, Scholer, Fierman, Hays & Handler, LLP